EX-99.a.1
Articles of Incorporation
Of
Delaware Group Dividend and Income Fund, Inc.

FIRST:       The undersigned, Eric E. Miller, whose post office address is One Commerce Square, Philadelphia, Pennsylvania 19103, and being at least eighteen years of age, does hereby cause to be filed these Articles of Incorporation for the purpose of forming a corporation under the Maryland General Corporation Law.
SECOND:       The name of the corporation is Delaware Group Dividend and Income Fund, Inc.
THIRD:       The purpose for which the corporation is formed is to operate as an investment company and to exercise all of the powers and to do any and all of the things as fully and to the same extent as any other corporation incorporated under the laws of the State of Maryland, now or hereafter in force, including, without limitation, the following:
1.	To purchase, hold, invest and reinvest in, sell, exchange, transfer, mortgage, and otherwise acquire and dispose of securities of every kind, character and description.
2.
To exercise all rights, powers and privileges with reference to or incident to ownership, use and enjoyment of any of such securities, including, but without limitation, the right, power and privilege to own, vote, hold, purchase, sell, negotiate, assign, exchange, transfer, mortgage, pledge or otherwise deal with, dispose of, use, exercise or enjoy any rights, title, interest, powers or privileges under or with reference to any of such securities; and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any of such securities.

3.	To purchase or otherwise acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge or otherwise dispose of, property of all kinds.
4.
To buy, sell, mortgage, encumber, hold, own, exchange, rent or otherwise acquire and dispose of, and to develop, improve, manage, subdivide, and generally to deal and trade in real property, improved and unimproved, and wheresoever situated; and to build, erect, construct, alter and maintain buildings, structures, and other improvements on real property.

5.
To borrow or raise moneys for any of the purposes of the corporation, and to mortgage or pledge the whole or any part of the property and franchises of the corporation, real, personal, and mixed, tangible or intangible, and wheresoever situated.

6.	To enter into, make and perform contracts and undertakings of every kind for any lawful purpose, without limit as to amount.
7.
To issue, purchase, sell and transfer, reacquire, hold, trade and deal in, to the extent permitted under the Maryland General Corporation Law, capital stock, bonds, debentures, and other securities of the corporation, from time to time, to such extent as the Board of Directors shall, consistent with the provisions of these Articles of Incorporation, determine; and to repurchase, re-acquire and redeem, to the extent permitted under the Maryland

General Corporation Law, from time to time, the shares of its own capital stock, bonds, debentures and other securities.
The foregoing clauses shall each be construed as purposes, objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific purposes, objects and powers shall not be held to limit or restrict in any manner the powers of the corporation, and that they are in furtherance of, and in addition to, and not in limitation of, the general powers conferred upon the corporation by the laws of State of Maryland or otherwise; nor shall the enumeration of one thing be deemed to exclude another, although it be of like nature, not expressed.
FOURTH:       The post office address of the principal office of the corporation in the State of Maryland is:
c/o The Corporation Trust, Incorporated
32 South Street
Baltimore, Maryland 21202
The name and post office address of the initial resident agent of the corporation in State of Maryland is:
The Corporation Trust, Incorporated
32 South Street
Baltimore, Maryland 21202
FIFTH:       The total number of shares  of capital stock which the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, with a par value of One Cent ($0.01) per share, all to be known and designated initially as Common Stock, such shares of Common Stock having an aggregate par value of Five Million Dollars ($5,000,000).
The Board of Directors may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series.
Subject to the provisions of these Articles of Incorporation, the Board of Directors shall have the power to issue shares of capital stock of the corporation from time to time for such consideration in such form as may be fixed from time to time pursuant to the direction of the Board of Directors.
Without limiting the general power of the Board of Directors to classify and reclassify unissued shares of capital stock of the corporation as set forth above, pursuant to Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the corporation shall have the power to designate one or more series of shares of Common Stock and sub-series thereof, and to classify or reclassify any unissued shares with respect to such series or sub-series thereof, and such series and sub-series (subject to any applicable rule, regulation or order of the Securities and Exchange Commission or other applicable law or regulation) shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Board may determine, unless inconsistent with this Article FIFTH.
Subject to the aforesaid power of the Board of Directors, one series of shares is hereby designated and classified as the Delaware Group Dividend and Income Fund Series and One Hundred Million (100,000,000) shares of Common Stock (par value $0.01 per share) are hereby initially classified and allocated to such series. At any time when there are no shares outstanding or subscribed for a particular series or sub-series previously established and designated herein or by the Board of Directors, the series or sub-series may be eliminated by the Board of Directors by the same means.
Each share of a series of Common Stock shall have equal rights with each other share of that series with respect to the assets of the corporation pertaining to that series. The dividends payable to the holders of any series (subject to any applicable rule, regulation or order of the Securities and Exchange Commission or any other applicable law or regulation) shall be determined by the Board of Directors and need not be individually declared, but may be declared and paid in accordance with a formula adopted by the Board. Except as otherwise provided herein, all references in these Articles of Incorporation to Common Stock or series thereof shall apply without discrimination to the shares of each series of Common Stock.
Unless otherwise expressly provided in these Articles of Incorporation or in any Articles Supplementary creating any class or series of capital stock, including, without limitation, any class of preferred stock, the holder of each share of stock of the corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock then standing in his or her name in the books of the corporation. On any matter submitted to a vote of shareholders, all shares of the corporation then issued and outstanding and entitled to vote, irrespective of the series or sub-series of Common Stock or shares of any other class of capital stock of the corporation, shall be voted in the aggregate and not by series, sub-series or class except (1) when otherwise expressly required by the Maryland General Corporation Law; (2) when required by the Investment Company Act of 1940, as amended, shares shall be voted by individual series, or sub-series or class; and (3) when the matter does not affect any interest of the particular series or sub-series, then only shareholders of affected series or sub-series shall be entitled to vote thereon unless otherwise expressly provided in any Articles Supplementary creating any class or series of capital stock. Holders of shares of stock of the corporation shall not be entitled to cumulative voting in the election of directors or on any other matter unless otherwise expressly provided in any Articles Supplementary creating any class or series of capital stock.
Unless otherwise expressly provided in these Articles of Incorporation or in any Articles Supplementary creating any class or series of capital stock, including, without limitation, any class of preferred stock, each series of stock of the corporation shall have the following powers, preferences and participating, voting or other special rights and the qualifications, restrictions, and limitations thereof shall be as follows:
1.
All consideration received by the corporation for the issue or sale of stock of each series, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the series of shares of stock with respect to which such assets, payments or funds were received by the corporation for all purposes, subject only to the rights of creditors (and to the rights of any class of preferred stock hereafter created by Articles Supplementary to the extent set fourth therein), and shall be so handled upon the books of account of the corporation.
Such assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof and any assets derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as “assets belonging to” such series.

2.
The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all series of stock; provided, such dividends or distributions on shares of any series of stock shall be paid only out of earnings, surplus, or other lawfully available assets belonging to such series.

3.
The Board of Directors shall have the power in its discretion to distribute to the shareholders of the corporation or to the shareholders of any series thereof in any fiscal year as dividends, including dividends designated in whole or in part as capital gain distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the corporation or any series thereof to qualify as a “regulated investment company” under the Internal Revenue Code of 1986, as amended, or any successor or comparable stature thereof, and regulations promulgated thereunder (collectively, the “IRC”), and to avoid liability of the corporation or any series thereof for Federal income take in respect of that year and to make other appropriate adjustments in connection therewith.

4.
The Board of Directors shall have the power, in its discretion, to make such elections as to the tax status of the corporation or any series or class of the corporation as may be permitted or required under the IRC as presently in effect of as amended, without the vote of shareholders of the corporation or any series thereof.

5.
Subject to the rights of any class of preferred stock hereafter created by Articles Supplementary, in the event of the liquidation or dissolution of the corporation, shareholders of each series shall be entitled to receive, as a series, out of the assets of the corporation available for distribution to shareholders, but other than general assets not belonging to any particular series of stock, the assets belonging to such series, and the assets so distributable to the shareholders of any series shall be distributed among such shareholders in proportion to the number of shares of such series held by them and recorded on the books of the corporation. In the event that there are any general assets not belonging to particular series of stock and available for distribution, such distribution shall be made to the holders of stock of all series in proportion to the net asset value of the respective series determined as hereinafter provided.

6.
The assets belonging to any series of stock shall be charged with the liabilities in respect to such series, and shall also be charged with its share of the general liabilities of the corporation, in proportion to the net asset value of the respective series determined as hereinafter provided. The Board of Directors shall determine the amount of liabilities, including accrued expenses and reserves, the allocation of the same as to a given series, and whether the same or general assets of the corporation are allocable to one or more series, and such determinations shall be conclusive.

7.
The Board of Directors may provide for a holder of any series of stock of the corporation, who surrenders his certificate in good form for transfer to the corporation or, if the shares in question are not represented by certificates, who delivers to the corporation a written request in good order signed by the shareholder, to convert the shares in question on such basis as the Board may provide, into shares of stock of any other series of the corporation.

8.	The holders of the shares of capital stock or other securities of the corporation shall have no preemptive rights to subscribe to new or additional shares of its capital stock or other securities.
SIXTH:       The Board of Directors shall consist initially of two directors. The names of the directors who shall act as such until successors are duly chosen and qualified are: Wayne A. Stork and Brian F. Wruble. The number of directors of the corporation may be increased or decreased from time to time to such number as may be fixed by the By-Laws of the corporation or pursuant to authorization contained in such By-Laws to not less than the number required by the Maryland General Corporation Law.
SEVENTH:       The following provisions are inserted for the management of the business and for the conduct for the affairs of the corporation:
The Board of Directors shall have power to fix an initial offering price for the shares of any series which shall yield to the corporation not less than the par value thereof, at which price the shares of the capital stock of the corporation shall be offered for sale, and to determine from time to time thereafter the offering price which shall yield to the corporation not less than the par value thereof from sales of the shares of its capital stock; provided, however, that sales by the corporation of its shares shall be in conformity with the Investment Company Act of 1940, as amended.
Notwithstanding anything in these Articles of Incorporation to the contrary, the Board of Directors shall have power to establish in its absolute discretion the basis or method for determining the value of the assets belonging to any class or series, and the net asset value of each share of any class or series of the corporation for purposes of sales, repurchases of shares or otherwise.
The net asset value of the property and assets of the corporation shall be determined in accordance with the Investment Company Act of 1940, as amended, and with generally accepted accounting principles, and at such times as the Board of Directors may direct, by deducting from the total market or appraised value of all the property and assets of the corporation, all debts, obligations and liabilities of the corporation (including, but without limitation of the generality of any of the foregoing, any or all debts, obligations, liabilities or claims of any and every kind and nature, whether fixed, accrued, or unmatured, and any reserves or charges, determined in accordance with generally accepted accounting principles, for any or all thereof, whether for taxes, including estimated taxes or unrealized book profits, expenses, contingencies or otherwise).
The net asset value per share of a series or sub-series of the Common Stock of the corporation shall be determined by adding the total market or appraised value of the property and assets of the relevant series or sub-series of the corporation, subtracting the liabilities determined by the Board of Directors to be applicable to that series or sub-series, allocating any general assets and general liabilities to that series or sub-series, and dividing the net result by the total number of shares of its Common Stock then issued and outstanding for such series or sub-series, including any shares sold by the corporation up to and including the date as of which such net asset value is to be determined whether or not certificates therefor have actually been issued. The net asset value per share of a series or sub-series of the Common Stock will also reflect adjustments for any other classes of capital stock then outstanding in accordance with applicable law. In case the net asset value of each share so determined shall include a fraction of one cent, such net asset value of each share shall be adjusted to the nearest full cent.
EIGHTH:             (a) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the corporation shall have any liability to the corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.
(b) No provision of this Article shall be effective to protect or purport to protect any director or officer of the corporation against any liability to the corporation or its security holders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
(c) References to the Maryland General Corporation Law in this Article are to the law as from time to time amended. No amendment to the Articles of Incorporation of the corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment.
NINTH:               (a) The shareholders of the corporation shall have the power by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate number of votes entitled to be cast thereon to approve, adopt or authorize any of the following actions:
(i)	the dissolution of the corporation,
(ii)	a merger or consolidation of the corporation (in which the corporation is not the surviving corporation, or
(iii)
the sale, lease, exchange or other disposal of all or substantially all the property and assets of the corporation to any person (as such term in defined in the Investment Company Act of 1940, as amended), unless such action has been previously approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the By-Laws of the corporation, in which case the affirmative vote of a majority of the corporation’s outstanding shares or stock entitled to vote thereon shall be required.
Notwithstanding any provision of law requiring any action (which does not directly or indirectly accomplish the foregoing) to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes entitled to be cast thereon, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in the charter of the corporation.
(b) An amendment of these Articles of Incorporation which makes any class of the corporation’s stock a “redeemable security” (as that term is defined in Section 2(a)(32) of the Investment Company Act of 1940, as amended (the “1940 Act”)) shall require (i) the approval, adoption or authorization of two-thirds of the total number of directors fixed in accordance with the By-Laws of the corporation, including a majority of those directors who are not “interested persons” (as that term is defined in Section 2(a)(19) of the 1940 Act), (ii) the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate number of votes of capital stock entitled to be cast thereon and (iii) the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate number of votes entitled to be cast thereon by the holders of any preferred stock of the corporation hereafter created by Articles Supplementary, voting together as a separate class.
If such amendment is approved in the foregoing manner, the conversion of the class of stock could not occur until (i) the later of (A) 90 days after the approval of such conversion or (B) the next July 1 or January 1 (whichever is next to occur) following the date of the approval of such conversion by stockholders, and (ii) the provision of 30 days prior notice to all stockholders.
TENTH:               (a) The corporation expressly reserves the right to amend, alter, change or repeal any provision contained in the charter of the corporation, including any amendment that alters the contract rights as expressly set forth in the charter of any outstanding shares of capital stock, and all rights contract and otherwise, conferred herein upon the stockholders are granted subject to such reservation.
(b) Any of the provisions of these Articles of Incorporation may be amended, altered or repealed upon the vote of the holders of a majority of the votes entitled to be cast; except that Article NINTH and this Article TENTH (b) with respect to the Article NINTH may be amended, altered or repealed only in the manner set forth in the following two sentences of this Article TENTH (b). The provisions of Article NINTH (a) and this sentence of this Article TENTH (b) may be amended, altered or repealed only upon the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by stockholders. The provisions of Article NINTH (b) and this sentence of Article TENTH (b) may be amended, altered or repealed only upon the affirmative votes of the directors and stockholders required by Article NINTH (b) to make any class of the corporation’s stock of “redeemable security” (as that term is defined in Section 2(a)(32) of the 1940 Act.
IN WITNESS WHEREOF, the undersigned incorporator of Delaware Group Dividend and Income Fund, Inc. who executed the foregoing Articles of Incorporation hereby acknowledges the same to be his act.

Dated the 1st day of February, 1993.
/s/ Eric E. Miller
Eric E. Miller